Mail Stop 3561

                                                             November 20, 2018


   Steven D. Barnhart
   Executive Vice President and Chief Financial Officer
   FTD Companies, Inc.
   3113 Woodcreek Drive
   Downers Grove, Illinois 60515

           Re:   FTD Companies, Inc.
                 Form 10-K for the Fiscal Year Ended December 31, 2017 Filed April 2, 2018
                 File No. 001-35901

   Dear Mr. Barnhart:

          We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                             Sincerely,

                                                             /s/ Jennifer
Thompson

                                                             Jennifer Thompson
                                                             Accounting Branch
Chief
                                                             Office of Consumer
Products